Exhibit 99.2

The Commonwealth of Massachusetts

DEPARTMENT OF PUBLIC UTILITIES

D.P.U. 08-43-A	November 18, 2008

Investigation by the Department of Public Utilities into the Joint Request of Bay State Gas Company and Unitil Corporation for Approval of a Stock Transfer pursuant to G.L. c. 164, § 96.

APPEARANCES:	Patricia M. French, Esq.
NiSource Corporate Services
300 Friberg Parkway
Westborough, Massachusetts 01581

-and-

Robert L. Dewees, Jr., Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110-2131
FOR: BAY STATE GAS COMPANY
Petitioner

Scott Mueller, Esq.
Meabh Purcell, Esq.
Dewey & LeBoeuf, LLP
260 Franklin Street
Boston, Massachusetts 02110

-and-

Gary L. Epler, Esq. Chief Regulatory Counsel Unitil Service Corp. 6 Liberty Lane West
Hampton, New Hampshire 03842-1720
FOR: UNITIL CORPORATION
Petitioner

Martha Coakley, Attorney General Commonwealth of Massachusetts
By: Joseph W. Rogers, Assistant Attorney General Energy & Telecommunications Division John J. Geary, Assistant Attorney General Energy & Telecommunications Division
One Ashburton Place Boston,
Massachusetts 02108
Intervenor

Thomas P. O’Neill, Esq. Senior Counsel National Grid 201 Jones Road Waltham, Massachusetts 02451
FOR: BOSTON GAS COMPANY, COLONIAL GAS COMPANY, ESSEX GAS COMPANY, MASSACHUSETTS ELECTRIC COMPANY
AND NANTUCKET ELECTRIC COMPANY, ALL d/b/a NATIONAL GRID
NEW ENGLAND
Limited Participant

D.P.U. 08-43-A	i

TABLE OF CONTENTS

I. INTRODUCTION AND PROCEDURAL HISTORY	Page 1

II. BACKGROUND	Page 3

III. DESCRIPTION OF THE COMPANIES’ PROPOSAL	Page 5

IV. DEPARTMENT JURISDICTION	Page 7

A. Introduction	Page 7

B. Position of the Parties	Page 8
1. Bay State	Page 8
2. Unitil	Page 10
3. Attorney General	Page 12

C. Analysis and Findings	Page 13
1. Pre-Amendment Application of § 96	Page 13
2. Amended Jurisdiction Under § 96	Page 16

V. STANDARD OF REVIEW	Page 21

A. Positions of the Parties	Page 21
1. Bay State	Page 21
2. Unitil	Page 22
3. Attorney General	Page 23

B. Analysis and Findings	Page 24

VI. SPECIFIC CONSIDERATIONS OF THE COMPANIES’ PROPOSAL	Page 28

A. Introduction	Page 28

B. Proposed Sale of Northern’s Stock	Page 30
1. Effect on Rates	Page 30
a. Attorney General	Page 30
b. Bay State	Page 33
c. Unitil	Page 36
d. Analysis and Findings	Page 38

D.P.U. 08-43-A	ii

2. Synergistic Savings	Page 41
a. Companies	Page 41
b. Attorney General	Page 43
c. Analysis and Findings	Page 44

3. Effect on Quality of Service	Page 45
a. Companies	Page 45
b. Attorney General	Page 47
c. Analysis and Findings	Page 47

4. Effect on Long-Term Strategies	Page 49
a. Companies	Page 49
b. Analysis and Findings	Page 50

5. Societal Costs and Effect on Economic Development	Page 51
a. Companies	Page 51
b. Attorney General	Page 52
c. Analysis and Findings	Page 52

6. Effect on Competition	Page 53
a. Companies	Page 53
b. Analysis and Findings	Page 54

7. Financial Integrity of the Post-Acquisition Entities	Page 54
a. Companies	Page 54
b. Attorney General	Page 55
c. Analysis and Findings	Page 55

8. Alternatives to the Proposed Stock Sale	Page 56
a. Companies	Page 56
b. Analysis and Findings	Page 56

C. Conclusion	Page 57

VII. ORDER	Page 57

D.P.U. 08-43-A	Page 1

I.	INTRODUCTION AND PROCEDURAL HISTORY

On August 13, 2008, Bay State Gas Company (“Bay State”) and Unitil Corporation (“Unitil”) (collectively as “Companies”) filed a joint petition concerning the proposed sale of all of the common stock of: (1) Northern Utilities, Inc. (“Northern”) by Bay State to Unitil, and (2) Granite State Gas Transmission, Inc. (“Granite”) by NiSource, Inc. (“NiSource”) to Unitil. The Companies’ joint petition requests an advisory ruling that G.L. c. 164, § 96 (“§ 96”), as amended by St. 2008, c. 169, § 69,1 is inapplicable to the proposed sale of Northern’s stock by Bay State to Unitil. In the alternative, the joint petition seeks expeditious Department approval of the Northern stock sale.2 The Department docketed this matter as D.P.U. 08-43.

On August 21, 2008, the Department denied the Companies’ request for an advisory ruling. Bay State Gas Company, D.P.U. 08-43, Letter Order (August 21, 2008). On August 26, 2008, the Attorney General of the Commonwealth of Massachusetts (“Attorney General”) intervened pursuant to G.L. c. 12, § 11E. On September 5, 2008, the Companies and the Attorney General each submitted written comments concerning the joint petition.

Pursuant to notice duly issued, the Department conducted a public hearing and procedural conference on September 10, 2008. At the public hearing, the Hearing Officer denied a petition to intervene filed by Boston Gas Company, Colonial Gas Company, Essex Gas Company, Massachusetts Electric Company, and Nantucket Electric Company all d/b/a National Grid (“National Grid”), but granted National Grid limited participant status.

[1]	St. 2008, c. 169 is recently enacted energy legislation entitled An Act Relative to Green Communities. It is commonly referred to as The Green Communities Act.

[2]	The Companies’ joint petition does not seek the Department’s approval of the sale by NiSource of Granite’s common stock to Unitil (Joint Petition at 1, 2 n.1).

D.P.U. 08-43-A	Page 2

The Department held an evidentiary hearing on October 1, 2008. Bay State sponsored the testimony of Stephen H. Bryant, the president of Bay State and Northern. Unitil sponsored the testimony of Mark H. Collin, the senior vice president, chief financial officer, and treasurer of Unitil, and the treasurer of Unitil’s Massachusetts utility subsidiary, Fitchburg Gas and Electric Light Company (“Fitchburg”). The Attorney General sponsored the testimony of Timothy Newhard, a financial analyst with the Attorney General’s Division of Ratepayer Advocacy.

On October 10, 2008, the Companies and the Attorney General filed initial briefs, and on October 17, 2008, the parties filed reply briefs.3 The record includes 142 exhibits and four responses to record requests.4

[3]

The Attorney General filed a motion to strike certain portions of Unitil’s reply brief, arguing that Unitil, in an attempt to introduce new evidence, misrepresented a statement made at the evidentiary hearing by the Attorney General’s witness, Timothy Newhard (Motion to Strike at 2-3). Unitil and Bay State filed separate replies to the Attorney General’s motion. The Department finds that the disputed portion of Unitil’s reply brief reflects Unitil’s interpretation of the testimony and does not constitute new evidence that needs to be stricken from the reply brief. As such, the Attorney General’s motion is denied.

[4]

Bay State filed a motion seeking confidential treatment of information contained in its responses to Exhibits AG 2-1 (Bay State), Attachment; AG 2-3 (Bay State), Attachments (a-e); and AG 2-41 (Bay State), Attachment. Unitil filed a motion seeking confidential treatment of information contained in its response to Exhibit AG 2-4 (Unitil), Attachments (a-e). The Attorney General did not oppose the Companies’ motions (Tr. (10/1/08) at 6). The Hearing Officer accorded confidential treatment to these documents for purposes of the evidentiary hearing (id.). After due review and consideration, the Department grants the Companies’ motions for confidential treatment.

D.P.U. 08-43-A	Page 3

II.	BACKGROUND[5]

Bay State is a Massachusetts natural gas distribution company that is regulated by the Department for its operations, rates, services and service quality (Exh. SHB-1, at 2). Bay State distributes natural gas to approximately 280,000 customers in the operating districts of Lawrence, Springfield, and Brockton, Massachusetts (id.). The company is a wholly-owned subsidiary of NiSource (Exh. MCH-1, at 5-6).6

Unitil is a New Hampshire corporation and an investor-owned public utility holding company whose principal business is the retail distribution of electricity and natural gas through its two utility subsidiaries: Fitchburg in Massachusetts; and Unitil Energy Systems Inc. (“UES”) in New Hampshire (id. at 3). Fitchburg is a combination gas and electric utility providing electric distribution service to approximately 27,000 customers in the Massachusetts communities of Fitchburg, Townsend, Lunenburg and Ashby, as well as natural gas distribution service to approximately 15,000 customers in these communities and the towns of Gardner and Westminster (id. at 3-4).

[5]

Although Bay State and Unitil provided pre-filed testimony of each of their own witnesses, the testimony was filed in support of the Companies’ joint petition. As such, for purposes of Sections II and III of this Order, the Department shall refer to the Companies’ collective position, even if only one company’s witness addresses a particular issue.

[6]

NiSource, with headquarters in Merrillville, Indiana, is an energy holding company whose subsidiaries are engaged in the transmission, storage, and distribution of natural gas in a corridor stretching from the Gulf Coast through the Midwest to New England, and the generation, transmission, and distribution of electricity in Indiana. NiSource is a holding company under the Public Utility Holding Company Act of 2005.

D.P.U. 08-43-A	Page 4

Northern is a New Hampshire corporation and a public utility that provides natural gas distribution services to 52,000 customers in 44 New Hampshire and southern Maine communities, ranging from Atkinson, New Hampshire in the south, to the Lewiston-Auburn area of Maine in the north (Exhs. SHB-1, at 2; MHC-1, at 5). Northern is regulated by the New Hampshire Public Utilities Commission (“NHPUC”) and the Maine Public Utilities Commission (“MPUC”) (Exh. SHB-1, at 2). All of Northern’s stock is held directly by Bay State, but Northern is a below-the-line asset of Bay State (id.). Northern is a subsidiary of NiSource, and Northern maintains its books, operations and facilities separate from those of Bay State (id.). According to the Companies, any services shared between Bay State and Northern are conducted under affiliate agreements filed with, or approved by, the Department, the NHPUC and/or the MPUC (id.).

Granite is a federally-regulated interstate natural gas transmission company primarily serving Northern in New Hampshire and Maine (Exh. MCH-1, at 7). Granite is a direct subsidiary of NiSource (id. at 5-6). The Companies submit that Northern is a captive wholesale customer of Granite, and relies on Granite for access to the interstate pipeline system and for transportation and other related services associated with the delivery of pipeline gas at various points along Northern’s entire distribution system (id.).7

[7]

Bay State currently relies on agreements with Northern and Granite to effectuate the exchange of gas that Bay State flows on the Portland Natural Gas Transmission System to Northern, in return for gas that Northern flows on Tennessee Gas Pipeline and Algonquin Gas Transmission lines to Bay State (Exhs. AG 1-1; AG 1-4, Att. (a)).

D.P.U. 08-43-A	Page 5

III.	DESCRIPTION OF THE COMPANIES’ PROPOSAL

In February of 2008, NiSource, Bay State, and Unitil entered into a stock purchase agreement for the sale to Unitil of (1) all of the capital stock of Northern from Bay State, and (2) all of the capital stock of Granite from NiSource (Exhs. SHB-1, at 3; MHC-1, at 8; Joint Petition, Att. A). The aggregate purchase price for the shares of Northern and Granite is $160 million, plus natural gas storage inventory and other working capital items to be calculated at the time of closing (Exhs. SHB-1, at 3; MHC-1, at 8).

The Companies state that as a result of the transaction, Northern and Granite will operate as wholly-owned subsidiaries of Unitil, each with their own assets, liabilities, and accounting records (Exh. MCH-1, at 6). Further, the Companies provide that Northern will continue to maintain its books and records and other regulatory compliance activities for its two operating divisions, the New Hampshire Division and the Maine Division (id.).

According to the Companies, Northern currently operates under a centralized business model, with a number of professional and administrative support services provided by a central service company that supports all NiSource affiliates (id.). In addition to these services, Northern shares with and relies on Bay State for certain administrative and field services (id.; Exh. DPU 2-1 (Bay State); Tr. at 147). Further, Northern provides certain maintenance services to Bay State in Bay State’s Lawrence division (Tr. at 127). The Companies state that after the transfer of Northern to Unitil, and a transition period following the close of the

D.P.U. 08-43-A	Page 6

transaction which is expected to last from three to six months, NiSource and Bay State will cease providing these centralized services to Northern (Exh. MCH-1, at 6-7). The Companies provide that Unitil’s service company, Unitil Service Corp. (“USC”), will support Northern on an ongoing basis (id. at 7). Further, the Companies submit that as a wholly-owned subsidiary of Unitil, Granite’s business function will remain unchanged following the completion of the transaction (id.).8

The acquisition of Northern by Unitil is subject to approval by the NHPUC and the MPUC, as well as review by certain federal agencies, including the Federal Trade Commission and the Department of Justice Antitrust Division (id. at 8). The Companies submit that both the NHPUC and the MPUC established full litigation procedural schedules, and during the course of discovery the Companies responded to approximately 500 information requests from the respective state consumer advocates and Commission staffs (id. at 8-9; Exh. SHB-1, at 5). The Companies represent that in August 2008, Unitil and Northern entered into settlement agreements with various parties to the NHPUC proceeding and with the MPUC, and requested approval by each Commission of the proposed transaction by October 1, 2008 (Exhs. SHB-1, at 5-6; MCH-1, at 9; DPU 1-1 (Unitil), Att. 4(a); DPU 1-1 (Unitil), Att. 4(b)).

[8]

As discussed further below, however, Bay State submits that Granite may be dissolved as an entity regulated by the Federal Energy Regulation Commission and melded into Northern’s distribution system following the proposed transaction (Exh. AG 1-1).

D.P.U. 08-43-A	Page 7

IV.	DEPARTMENT JURISDICTION

A.	Introduction

Chapter 164, § 96 was amended effective July 2, 2008, by the passage of The Green Communities Act. The amended version of the statute, in pertinent part, provides:

Companies . . . subject to this chapter and their holding companies may . . . consolidate or merge with one another, or may sell and convey their properties to another of such companies or to a wholesale generation company and such other company may purchase such properties if such purchase, sale, consolidation or merger, and the terms thereof, have been approved, at meetings called therefor, by vote of the holders of at least two-thirds of each class of stock outstanding and entitled to vote on the question of each of the contracting companies, and that the [D]epartment, after notice and a public hearing, has determined that such purchase and sale or consolidation or merger, and the terms thereof, are consistent with the public interest; provided, however, that in making such a determination the [D]epartment shall at a minimum consider: proposed rate changes, if any; the long term strategies that will assure a reliable, cost effective energy delivery system; any anticipated interruptions in service; or other factors which may negatively impact customer service; and provided further, that the purchase or sale of properties by, or the consolidation or merger of, wholesale generation companies shall not require [D]epartmental approval.

The amendment to § 96 extends the application of the statute to holding companies of companies subject to Chapter 164. The statute also sets forth a minimum number of specific factors that the Department shall consider in determining whether a consolidation, merger, sale or conveyance should be approved.

D.P.U. 08-43-A	Page 8

B.	Position of the Parties

1.	Bay State

Bay State contends that by amending § 96 to include holding companies, the Legislature intended to broaden the Department’s review authority to include (1) the merger of the holding companies of electric or gas distribution companies subject to the Department’s jurisdiction (a “jurisdictional” entity), or (2) the purchase or sale (by itself or by its holding company parent) of a jurisdictional distribution company, or substantially all of a company’s jurisdictional assets, by another jurisdictional distribution or holding company (Bay State Brief at 3). Bay State claims, however, that the Legislature did not intend for § 96 to apply to the sale of the stock of an out-of-state distribution company that is not subject to the Department’s jurisdiction, such as Northern (id.).9 Thus, Bay State contends that the Department should conclude that the proposed Northern stock sale does not require review or, at most, requires de minimis review (id.).

Bay State argues that the Department should affirm its longstanding interpretation that § 96 requires a transaction involving the merger or sale of jurisdictional utilities and their properties in service in Massachusetts (id. at 8). Bay State contends that this interpretation is supported by the Department’s decision in Guidelines and Standards for Acquisitions and

[9]

Bay State addresses the proposed sale of Granite’s stock in objections to several information requests, and argues that the proposed sale is not subject to Department review and approval because Granite is not a jurisdictional gas company nor a holding company under § 96 (Exhs. AG 1-1; AG 1-2; AG 1-3). Moreover, Bay State contends that any interest that it has in Granite’s supply capacity is appropriate for review in Bay State’s long-range forecast and supply plan filing, which will be made in late 2008 (id.).

D.P.U. 08-43-A	Page 9

Mergers of Utilities, D.P.U. 93-167-A (1994) (“Mergers and Acquisitions”), wherein the Department announced its guidelines for the mergers and acquisitions of utilities that occur under § 96 (Bay State Brief at 8-9, citing Mergers and Acquisitions). Bay State reasons that the term “utilities” in the Department’s decision could only mean a jurisdictional company, while the term “properties” in the statute is intended to apply to substantially all of the in-state utility facilities of a jurisdictional company, not below-the-line assets or stock of an out-of-state, non-jurisdictional company, such as Northern, that has not been dedicated in service to the public in the Commonwealth (id. at 9).

Bay State further argues that the Department has not previously asserted jurisdiction under § 96 over stock acquisitions or the sale of out-of-state utility assets (id. at 10).10 Bay State explains that the sale of utility resources and/or non-utility property, such as stock of an affiliate not regulated by the Department, are activities within the discretion of utility management (id.). According to Bay State, such transfers of property are outside the application of § 96 because the Department may always review the results of such activities for their prudence and reasonableness under the plenary ratemaking authority granted the Department under G.L. c. 164, § 94 (id.).11

[10]

Bay State notes that the Federal Energy Regulatory Commission (“FERC”) and federal courts have held that stock acquisitions are distinguishable from transactions to acquire facilities, and that stock sales are not subject to FERC approval regardless of whether the stock acquisition results in practical control over the facilities or the acquired natural gas company (Bay State Brief at 10, citing California v. Federal Power Commission, 369 U.S. 482 (1962); Florida Cities v. Florida Gas Transmission Company and Houston Natural Gas Corporation, 32 FERC ¶ 61157 (1985)).

[11]

Bay State submits that the Department retains all powers to investigate the rate impacts of the proposed stock sale in Bay State’s next rate proceeding, even if it declines to exercise authority over a potential rate or service matter in this § 96 proceeding (Bay State Brief at 11; Bay State Reply Brief at 3).

D.P.U. 08-43-A	Page 10

2.	Unitil

Unitil contends that prior to the amendment of § 96, the Department had no jurisdiction over acquisitions accomplished through a stock transaction between holding companies (Unitil Brief at 7-8; Unitil Reply Brief at 1). Unitil claims that although § 96 has been applied to the sale or transfer of properties in the form of utility plant by a jurisdictional utility to another Massachusetts utility, the Department has not previously applied § 96 to stock acquisitions (id. at 8).

Further, Unitil argues that while § 96 was amended to extend to the merger or consolidation of holding companies that own gas and electric companies in Massachusetts, the Legislature did not intend to grant the Department jurisdiction over the sale of stock of a public utility, such as Northern, which owns no jurisdictional facilities, serves no customers within Massachusetts, and is not a Chapter 164 company subject to the Department’s oversight

D.P.U. 08-43-A	Page 11

(id. at 7, 9-10; Unitil Reply Brief at 2).12 Thus, Unitil contends that Northern's stock is not the jurisdictional “property” in service that is contemplated by the statute, as the stock transaction does not involve the sale of a regulated above-the-line utility asset of a jurisdictional company (Unitil Brief at 10).

Moreover, according to Unitil, although the language of § 96 has changed over the years, there is no evidence, or Department precedent, suggesting that the Legislature intended in its latest amendment to expand the definition of “property” or “properties” to include stock acquisitions (id. at 10-11).13 Unitil also contends that the factors enunciated in the amended § 96 generally are not implicated by the sale of stock of a utility which has no operations, facilities or customers in the Commonwealth, thus further suggesting that the Legislature did not intend § 96 to extend to the proposed stock sale (id. at 12).14

[12]

Unitil states that the Department affirmed its interpretation of the pre-amendment provisions of § 96 by declaring that approval of a merger was necessary under the statute only “if both the acquiring and purchasing companies are Department-regulated systems” (Unitil Brief at 8, citing Plymouth Water Company, D.P.U. 07-66, at 14 (2008)).

[13]

Unitil also argues that the Federal Energy Regulation Commission and the federal courts have declined to assert jurisdiction over stock acquisitions (Unitil Brief at 11-12, citing California v. Federal Power Commission, 369 U.S. 482 (1962); Florida Cities v. Florida Gas Transmission Company and Houston Natural Gas Corporation, 32 FERC ¶ 61157 (1985)).

[14]

At the public hearing, National Grid, a limited participant in this matter, indicated its support of the Companies’ position that in amending § 96, the Legislature did not intend to expand the Department's jurisdiction beyond the review of mergers or consolidations involving jurisdictional assets and properties (Tr. (9/10/08) at 8-9). Thus, National Grid contends that the proposed Northern stock sale is beyond the scope of § 96 (id.).

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3.	Attorney General

The Attorney General argues that § 96 applied to the proposed stock sale both before and after the statute’s recent amendment by The Green Communities Act (Attorney General Brief at 9). The Attorney General submits that Northern constitutes the utility property of Bay State and, therefore, the original version of § 96 provides the Department clear authority to review and approve the selling and conveying of such utility property (id., citing Colonial Gas Company, D.T.E. 02-44, at 5 (2002) (“The Department's authority to review and approve the selling and conveying of utility property to another utility is found at Section 96. . . .”)). According to the Attorney General, if Bay State sells and conveys its property, i.e., Northern, the Department must find that the conveyance is in the public interest under § 96 (id.). The Attorney General states that the amendment to § 96 by The Green Communities Act expanded the jurisdiction of the Department to holding companies in order to prevent the very result that Bay State and Unitil seek in this docket, which is the avoidance of Department review of changes in utility structure (id. at 5, 9-10).15

The Attorney General also contends that in addition to its authority under § 96, the Department has sweeping supervisory authority over affiliates pursuant to G. L. c. 164, § 76A

[15]

In her written comments filed with the Department on September 5, 2008, the Attorney General argues that the Department also should interpret its jurisdiction under § 96 over an unaffiliated holding company transaction involving a Massachusetts distribution company, or its holding company (Attorney General Comments at 2 n.2). The Attorney General contends that construing the terms “such companies” narrowly to apply only to holding companies with Massachusetts affiliates, rather than holding companies in general, may exempt from review under § 96 a whole class of holding company mergers, sales or acquisitions, leaving a gap in a comprehensive statutory system recently amended specifically to expand the Department’s powers (id.).

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to ensure that dealings between affiliated companies provide direct benefits to ratepayers and that associated costs are reasonable and allocated in a nondiscriminatory manner (id. at 6, citing Eastern Enterprises-Essex County Gas Company Acquisition, D.T.E. 98-27, at 46 (1998) (“Eastern-Essex Acquisition”).16 In particular, the Attorney General states that the Department may exercise its obligations and authority to ensure that a company’s affiliate costs, which are passed on to ratepayers, are reasonable and ratepayers pay no more than a fair portion of the costs (id., citing Bay State Gas Company, D.P.U. 92-111, at 136-137 (1992)).

C.	Analysis and Findings

1.	Pre-Amendment Application of § 96

Prior to the amendment of § 96, the majority of petitions filed under the statute involved the outright merger of one company into another company, either directly or with a shell company created for the purpose of bringing the company under control of a holding company. See, e.g., Southern Union/North Attleboro Gas Company, D.T.E. 00-26 (2000); Southern Union/Fall River Gas Company, D.T.E. 00-25 (2000); Eastern Edison-Massachusetts Electric Merger, D.T.E. 99-47 (1999) (“Eastern Edison-Massachusetts Electric Merger”); Eastern Enterprises-Colonial Gas Acquisition, D.T.E. 98-128 (1999) (“Eastern-Colonial Acquisition”); Bay State Gas Company-Northern Indiana Public Service Company-NIPSCO Acquisition, D.T.E. 98-31 (1998) (“NIPSCO-Bay State Acquisition”); Eastern-Essex Acquisition; Boston Edison Company, D.P.U. 850 (1983).

[16]

The Attorney General notes that the definition of an affiliate expressly includes a wholly-owned subsidiary of a Massachusetts distribution company, like Northern (Attorney General Brief at 6, citing G.L. c. 164, § 85).

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The Department has applied § 96 to petitions involving the sale or transfer of property in the form of plant serving a portion of a utility’s service area or customer base, even where no merger or consolidation of the petitioning companies was involved. See, e.g., D.T.E. 02-44, at 5-8; Fitchburg Gas and Electric Light Company/New England Power Company, D.P.U. 18661, at 1-2 (1976); Boston Edison Company/Boston Gas Company, D.P.U. 17444, at 2 (1972); Worcester County Gas Company/Spencer Gas Company, D.P.U. 647 (1922). The Department also has applied the public interest standard of § 96 to the approval of a rate plan under G.L. c. 164, § 94, filed in conjunction with a combination of two holding companies that fell outside of § 96. Boston Edison Company/Cambridge Electric Light Company/Commonwealth Electric Company/Commonwealth Gas Company, D.T.E. 99-19 (1999) (“Boston Edison-ComEnergy Merger”).

Prior to the amendment of § 96, the Department did not have specific statutory authority to approve mergers involving holding companies that were not organized as regulated utilities and were not directly subject to the Department’s jurisdiction, even if the holding companies had retail subsidiaries that were subject to our jurisdiction. See Boston Edison-ComEnergy Merger at 7; Attorney General v. Department of Telecommunications and Energy, 438 Mass. 256, 258 n.6 (2002). The Department, however, has long recognized the importance of transparency in holding company transactions and the need for the Department to obtain information as to the relations between the different companies that are owned by a holding company or affiliated with them. Report of the Special Commission on Control and Conduct of Public Utilities, D.P.U. 3243, at 66-67 (1930).

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Pursuant to G.L. c. 164, § 76 (“§ 76”), the Department has broad authority to regulate the ownership and operation of gas and electric utilities in the Commonwealth. See Boston Edison Company, D.T.E. 98-118, at 3 (1999). Moreover, pursuant to G.L. c. 164, § 76A (“76A”), the Department has broad supervisory authority over every affiliated company, defined in G.L. c. 164, § 85 (“§ 85”) to include any corporation which controls, directly or indirectly, a gas or electric company subject to the Department’s Chapter 164 jurisdiction. In particular, § 76A provides that the Department’s supervisory authority over the affiliated companies extends to all relations, transactions and dealings, direct or indirect, with the gas or electric company with which it is affiliated.

Thus, prior to the amendment of § 96, the Department exercised its authority under § 76A, in conjunction with the provisions of § 85, to review holding company mergers to determine how such transactions would affect the holding companies’ jurisdictional operating companies and to ensure that the merger did not produce any negative results for Massachusetts ratepayers. See, e.g., National Grid plc/Keyspan Corporation, D.P.U. 07-30, at 3-4 (2007); Boston Edison Company/Boston Edison Mergeco Electric Company, D.P.U./D.T.E. 97-63, at 49-50 (1998) (“Boston Edison Mergeco”). With respect to the treatment of stock transfers prior to the amendment of § 96, it has been held that the exchange of stock between two holding companies that control Massachusetts operating companies was beyond the Department’s supervisory and investigatory powers under § 76A because the transaction did not relate to any relations, transactions and dealings between the holding companies and their operating companies. Flynn v. Department of Public Utilities, 302 Mass. 131, 134-135 (1939).17

[17]

However, a regulated utility’s investment in any company was subject to Department approval under G.L. c. 164, § 17A. Bay State’s acquisition of Northern was pursuant to this statute. Bay State Gas Company, D.P.U. 19886 (1979).

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2.	Amended Jurisdiction Under § 96

As a result of The Green Communities Act, § 96 now confers to the Department the specific authority to investigate mergers, acquisitions, and sales of property involving “[c]ompanies subject to [Chapter 164]” and “their holding companies.”18 This is the Department’s first opportunity to review such transactions under the amended § 96, and, as we do, we endeavor to interpret our expanded authority in a way that is consistent with the statute, while also concentrating our review on those transactions that are most likely to have tangible effects on the interests of Massachusetts ratepayers.

We begin by examining the entities directly involved in the proposed Northern stock sale. Bay State, the company proposing to sell its interest in Northern’s stock, is a gas distribution company that operates in Massachusetts and is regulated by the Department for its operations, rates, services and service quality.19 As such, it is a company “subject to [Chapter 164]” and is governed by § 96. On the other side of the transaction is Unitil, a holding

[18]

While we find that the amendment to § 96 provides the Department with specific statutory authority to review holding company transactions, this provision does not alter the Department’s independent authority to review these transactions under §§ 76 and 76A .

[19]	We note that Bay State also could be considered a holding company by virtue of its ownership of Northern.

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company that is subject to § 96 because its affiliate, Fitchburg, is “subject to [Chapter 164]” as it operates in Massachusetts and is regulated by the Department for its operations, rates, services and service quality.20 Accordingly, the Department finds that the transacting companies to the proposed Northern stock sale are subject to the provisions of § 96.

Next we address the nature of the proposed transaction to determine whether the term “properties” in § 96 includes the sale of common stock. By statute, words and phrases shall be construed according to the common and approved usage of language, unless such words and phrases are technical in nature. G.L. c. 4, § 6. The Supreme Judicial Court has held that the term “property,” in its ordinary legal signification, “extends to every species of valuable right and interest, and includes real and personal property….” Titus v. Terkelsen, 302 Mass. 84, 86 (1938), citing Boston & Lowell Railroad v. Salem & Lowell Railroad, 2 Gray 1, 35 (1854); Watson v. Boston, 209 Mass. 18, 23 (1911). Thus, we determine that the term “properties” in § 96 must also be given its customary and usual meaning, which we conclude is broader than simply physical facilities. We find that the term includes all tangible and intangible property of a company subject to Chapter 164 and its holding company.21 Further, we conclude that the intangible property of a company subject to Chapter 164 and its holding company would include any common stock that it owns.22

[20]	The Companies agree that both Bay State and Unitil are no longer per se exempt from the provisions of § 96 (Joint Petition at 8).

[21]

See Stow Municipal Electric Department, D.P.U. 94-176, at 18-22 (1996) (construing the term “property” under G.L. c. 164, § 43 to include tangible property such as plant and intangible property such as contracts).

[22]

We note that intangible property has been defined in a legal sense as “such property as has no intrinsic and marketable value, but is merely the representative or evidence of value, such as certificates of stock, bonds, promissory notes….” Black’s Law Dictionary 809 (6th ed. 1990).

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Accordingly, we find that when a company subject to Chapter 164 or its holding company sells or conveys its “properties” to another holding company under § 96, that term includes the common stock of another entity. To exclude common stock from the meaning of “properties” in the context of § 96 would contravene accepted notions of statutory construction. Excluding this type of stock transaction also would frustrate the Legislature’s recent actions in amending § 96 to extend the scope of the statute to holding company transactions.23

Next, there is nothing in the plain language of § 96 that expressly requires that the properties being conveyed by a Chapter 164 company or its holding company be in service in Massachusetts in order for the Department to take jurisdiction over the transaction.24 Thus, in the context of a conveyance of common stock, the utility being sold, such as Northern, need not be in service or operating in Massachusetts for the Department to exercise § 96

[23]

Because holding companies, such as Unitil, typically own part or all of another company’s outstanding stock, we find that a holding company’s purchase and sale of “properties” from a Chapter 164 company or another holding company must include the common stock of the entity being sold.

[24]

We note that Northern provides some services in Massachusetts through its participation in the affiliate services arrangements with NiSource’s affiliates. These activities are discussed herein in Section III and Section VI.B.1.b.

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jurisdiction. Rather, we interpret § 96 as providing the Department with authority to review transactions that may adversely affect the interests of Massachusetts ratepayers. To eliminate such transactions from our review simply because the property for sale is not in service or operating in Massachusetts would create an impermissible gap in the statute that could permit the consummation of transactions that potentially are detrimental to Massachusetts ratepayers. Although the Department historically has had the ability to review such transactions under other statutory provisions, e.g., §§ 76 and 76A, we conclude that § 96 now requires the Department to make a pre-acquisition inquiry of the proposed transaction and to specifically approve or reject it. Accordingly, the Department finds that § 96 does not limit our review of conveyances to properties that are in service or operating in Massachusetts.

We next address the level of scrutiny to apply to holding company transactions. We conclude that in the exercise of our jurisdiction, the scope of our scrutiny of such transactions will depend upon the extent to which a rational nexus exists between the conveyance of the properties at issue in the case and the potential impact, direct or otherwise, of the transaction on the interests of Massachusetts ratepayers. The Department concludes that this approach will allow us to structure investigations in a way that efficiently and effectively administers our obligations under § 96, while giving appropriate consideration to specific transactions and the effects of such transactions on the interests of Massachusetts ratepayers.

In the instant proceeding, as discussed further below, the proposed sale of Northern’s stock may result in Bay State incurring additional annual costs. Further, Unitil will incur costs related to the proposed transaction and the integration of Northern and Granite into Unitil’s

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corporate structure. As such, the Department subjects the proposed Northern stock sale to the level of scrutiny set forth herein to address important questions about whether the interests of Massachusetts ratepayers may be adversely affected by the approval of the proposed sale and, therefore, whether the purchase and sale are consistent with the public interest.

Finally, by our decision today we do not intend to formulate a bright-line test to determine our jurisdiction in cases involving holding company transactions, or with respect to the scope of our § 96 review in such cases.25 The variety of potential transactions involving multi-state holding companies and their impact on the interests of Massachusetts ratepayers, compels a case-by-case determination of the exercise our jurisdiction and the scope of review to be employed in carrying out our regulatory obligations under § 96.26

[25]	For instance, the acquisition by a holding company of a small utility operating outside of Massachusetts may have no measurable effects on Massachusetts companies or their customers.

[26]

The Companies do not seek Department approval of the proposed Granite stock sale. Nevertheless, we have reviewed the proposed transaction, and we conclude that NiSource and Unitil may be subject to the provisions of § 96, but only through their affiliation with their Chapter 164 companies, Bay State and Fitchburg. Unlike the Northern transaction, Bay State is not directly involved in the proposed Granite stock sale as a transacting entity. In addition, Granite’s sale by NiSource to Unitil is not likely to affect the interests of Massachusetts ratepayers in any way that approaches that of the proposed sale of Northern. We note, however, that we will review any effects of this transaction in Bay State’s and Fitchburg’s next base rate proceedings, long-range forecast and supply plan proceedings, and in any other related matters that come before the Department.

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V.	STANDARD OF REVIEW

A.	Positions of the Parties

1.	Bay State

Bay State states that the Department’s review, if any, of the proposed Northern stock sale should include an application of the statutory standards set forth in § 96 (Bay State Brief at 12). According to Bay State, this requires the Department to consider a number of factors in determining whether the transaction is consistent with the public interest, including: (1) proposed rate changes at the time of the transaction, if any; (2) long-term strategies that will assure a reliable, cost effective energy delivery system; (3) any anticipated interruptions in service; and (4) other factors which may negatively impact customer service (id. at 13, citing § 96).

Bay State also contends that under the criteria set forth in Mergers and Acquisitions, the Department may consider additional factors in determining whether the public interest standard has been satisfied including: (1) effect on rates; (2) effect on the quality of service; (3) resulting net savings; (4) effect on competition; (5) financial integrity of the post-merger entity; (6) fairness of the distribution of resulting benefits between shareholders and ratepayers; (7) societal costs; (8) effect on economic development; and (9) alternatives to the merger or acquisition (id., citing Mergers and Acquisitions at 7-9). Bay State argues that these additional factors are instructive but not binding, because the instant request for approval is not for the merger or acquisition of utilities in the Commonwealth, or for the change in ultimate management of any jurisdictional company or its holding company (Bay State Brief at 13).

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Bay State submits that the public interest standard is a “no net harm” standard that requires a finding that the public interest would be at least as well served by approval of a proposal as by its denial (id. at 14). Bay State states that to satisfy this standard, the costs or disadvantages of a proposed merger must be accompanied by offsetting benefits that warrant their allowance (id.).

Bay State urges the Department to examine the impact of the transaction (1) under the standards articulated above; (2) in light of its plenary rate setting authority under G.L. c. 164, § 94; (3) while being mindful of the benefits of the transaction to the customers of Fitchburg; and (4) with due regard for the significance of the transaction on consumers in New Hampshire and Maine, where the benefits have been shown (id.).

2.	Unitil

Similar to Bay State, Unitil argues that if the Department determines that the proposed stock sale should be analyzed under § 96, the Department must determine if the transaction is consistent with the public interest based on the four factors set forth in § 96 (Unitil Brief at 12). Unitil contends that the statute requires that the proposed stock sale be consistent with the public interest, but does not require a demonstration of net benefits to Bay State’s customers for the sale of a company (i.e., Northern) that serves no customers in the Commonwealth (id. at 13). Unitil submits that in considering whether the transaction is consistent with the public interest, the Department should consider potential benefits and risks for customers of Bay State, Northern, and Fitchburg (id.).

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Unitil argues that the nine factors established in Mergers and Acquisitions focus on rate and customer impacts that would result from a change of control of a Massachusetts public utility, and, therefore, are irrelevant to the proposed sale of stock of an out-of-state utility (id. at 14).27 Thus, Unitil contends that the issue before the Department is very narrow in scope; i.e., whether the sale of Northern to Unitil presents potential risks to Bay State’s Massachusetts customers, and whether any indirect benefits will accrue to Fitchburg’s Massachusetts customers (id.). Unitil submits that these issues may be appropriately addressed in future rate proceedings of Bay State and Fitchburg (id.).

3.	Attorney General

The Attorney General submits that the Department is required to find that the proposed stock sale is consistent with the public interest by balancing the costs and benefits attendant on the transaction (Attorney General Brief at 3-4). The Attorney General characterizes the public interest inquiry as a “no net harm” test, wherein the proposed stock sale may only go forward upon a finding by the Department that the public interest would be at least as well served by

[27]

Unitil argues that if the Department determines that it is necessary to review the proposed stock sale using the factors established in Mergers and Acquisitions, at a minimum, two of the factors should be excluded from the Department's review (Unitil Brief at 14). Specifically, Unitil states that the third factor (resultant net savings), and the sixth factor (fairness of the distribution of the benefits resulting between shareholders and ratepayers), should be omitted (id.). In support of this argument, Unitil cites the Department’s exclusion of these factors in The Berkshire Gas Company, D.T.E. 98-61/87, at 9 (1998), and the Department’s finding that not all of the nine issues were relevant to or determinative of the issues raised in that holding company proposal (id. at 14-15, citing D.T.E. 98-61/87, at 9).

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approval of a proposal as by its denial (id. at 4).28 According to the Attorney General, this examination involves a determination that the costs or disadvantages of the proposed stock sale must be accompanied by offsetting benefits that warrant its allowance (id.). The Attorney General states that the Department's determination on whether the proposed stock sale meets the requirements of § 96 must rest on a record that quantifies costs and benefits, and that the Companies cannot rest their case on generalities, but must instead, in this proceeding, provide evidence of benefits that justify the costs (id. at 4-5).

The Attorney General submits that the Department’s decision in Mergers and Acquisitions identifies nine factors that must be considered in determining whether the proposed transaction is consistent with the public interest (id. at 4). The Attorney General also states that the amendment of § 96 by The Green Communities Act bolstered the public interest standard to require the Department to evaluate at a minimum the four factors identified in the statute (id. at 5-6).

B.	Analysis and Findings

The Department’s authority to review and approve mergers and acquisitions is found at § 96, which, as a condition for approval, requires the Department to find that mergers and acquisitions are “consistent with the public interest.” Section 96 is the lineal descendent of St. 1908, c. 529, § 2; and these core words of the standard, “consistent with the public interest,” date from that century-old enactment. The Department has construed the § 96

[28]

In her written comments filed on September 5, 2008, the Attorney General urged the Department to consider whether the no net harm standard survived the amendment to § 96 (Attorney General Comments at 1 n.1).

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standard of consistency with the public interest as requiring a balancing of the costs and benefits attendant on any proposed merger or acquisition. D.P.U. 850, at 6-8. The Department has stated that the core of the consistency standard was “avoidance of harm to the public.” D.P.U. 850, at 5. Therefore, under the terms of D.P.U. 850, a proposed merger or acquisition is allowed to go forward upon a finding by the Department that the public interest would be at least as well served by approval of a proposal as by its denial. D.P.U. 850, at 5-8; Eastern Edison-Massachusetts Electric Merger at 16; Boston Edison-ComEnergy Merger at 10; Eastern-Colonial Acquisition at 5; NIPSCO-Bay State Acquisition at 9; Eastern-Essex Acquisition at 8. The Department has reaffirmed that it would consider the potential gains and losses of a proposed merger to determine whether the proposed transaction satisfies the § 96 standard. Eastern Edison-Massachusetts Electric Merger, at 16; Boston Edison-ComEnergy Merger, at 10; Eastern-Colonial Acquisition at 5; NIPSCO-Bay State Acquisition, at 8; Eastern-Essex Acquisition, at 8; Boston Edison Mergeco at 7.

The § 96 public interest standard, as elucidated in D.P.U. 850, must be understood as a “no net harm,” rather than a “net benefit” test.29 Eastern Edison-Massachusetts Electric Merger at 17; Boston Edison-ComEnergy Merger at 11; Eastern-Colonial Acquisition at 5; NIPSCO-Bay State Acquisition at 9-10; Eastern-Essex Acquisition at 8; Mergers and Acquisitions at 7. The newly amended § 96 retains the term “consistent with the public interest.” As such, the Department will continue to employ the “no net harm” test.

[29]

The Department notes that a finding that a proposed merger or acquisition would probably yield a net benefit does not mean that such a transaction must in fact yield a net benefit to satisfy § 96 and D.P.U. 850. Boston Edison-ComEnergy Merger at 11 n.14.

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The Department considers the special factors of an individual proposal to determine whether it is consistent with the public interest. Eastern Edison-Massachusetts Electric Merger at 17; Boston Edison-ComEnergy Merger at 11; Eastern-Colonial Acquisition at 5; NIPSCO-Bay State Acquisition at 9-10; Eastern-Essex Acquisition at 8; Boston Edison Mergeco at 7; Mergers and Acquisitions at 7-9. To meet this standard, the Department evaluates the potential gains or losses in a proposed merger and acquisition to determine whether the proposed transaction is consistent with the public interest, considering the special factors surrounding an individual proposal. Eastern Edison-Massachusetts Electric Merger at 16-17; Boston Edison-ComEnergy Merger at 11; Eastern-Colonial Acquisition at 5-6; NIPSCO-Bay State Acquisition at 9-10; Eastern-Essex Acquisition at 8; Boston Edison Mergeco at 7; Mergers and Acquisitions at 8-9.

The Department has held that various factors may be considered in determining whether a proposed merger or acquisition is consistent with the public interest pursuant to § 96. Prior to the amendment of § 96, the Department considered the following factors that were established in Mergers and Acquisitions: (1) effect on rates; (2) effect on the quality of service; (3) resulting net savings; (4) effect on competition; (5) financial integrity of the post-merger entity; (6) fairness of the distribution of resulting benefits between shareholders and ratepayers; (7) societal costs; (8) effect on economic development; and (9) alternatives to the merger or acquisition. Mergers and Acquisitions at 7-9. The Department has held that this

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list of factors is illustrative and not “exhaustive,” and the Department may consider other factors, or a subset of these factors, when evaluating a § 96 proposal. Eastern Edison-Massachusetts Electric Merger at 18; Boston Edison-ComEnergy Merger at 12; Eastern-Colonial Acquisition at 6.

The newly amended § 96 expressly requires the Department to consider, at a minimum, the following four factors: (1) proposed rate changes at the time of the transaction, if any; (2) long-term strategies that will assure a reliable, cost-effective energy delivery system; (3) any anticipated interruptions in service; and (4) other factors which may negatively impact customer service. The second factor is the only one not previously addressed in the so-called “nine-factor test” established in Mergers and Acquisitions.30 Although § 96 now mandates that the Department consider the specific factors enunciated in the statute, the Department is not foreclosed from considering the nine factors, or a subset of those factors, established in Mergers and Acquisitions. Furthermore, depending upon the nature of the transaction, in determining whether the transaction is consistent with the public interest, the Department may consider additional factors, not delineated in the statute or established in Mergers and Acquisitions. Eastern Edison-Massachusetts Electric Merger at 18; Boston Edison-ComEnergy Merger at 12; Eastern-Colonial Acquisition at 6.

[30]

The remaining statutory factors correspond to factors established in Mergers and Acquisitions. Specifically, the first factor in § 96 is subsumed by the first factor established in Mergers and Acquisition, the effect of the proposed transaction on rates. The third and fourth factors delineated in § 96 correspond to the second factor established in Mergers and Acquisitions, the effect on the quality of service.

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The Department’s determination whether the merger or acquisition meets the requirements of Section 96 must rest on a record that quantifies costs and benefits to the extent that such quantification can be made. Eastern Edison-Massachusetts Electric Merger at 18; Boston Edison-ComEnergy Merger at 12; Eastern-Colonial Acquisition at 7; NIPSCO-Bay State Acquisition at 11; Eastern-Essex Acquisition at 9. A § 96 petition that expects to avoid an adverse result cannot rest on generalities, but must instead demonstrate benefits that justify the costs, including the cost of any acquisition premium sought. Eastern Edison-Massachusetts Electric Merger at 18; Boston Edison-ComEnergy Merger at 12; Eastern-Colonial Acquisition at 7; NIPSCO-Bay State Acquisition at 11; Eastern-Essex Acquisition at 10; Mergers and Acquisitions at 7.

VI.	SPECIFIC CONSIDERATIONS OF THE COMPANIES’ PROPOSAL

A.	Introduction

The Companies request that the Department approve the proposed Northern stock sale expeditiously because: (1) the proposed transaction is subject to the review and approval by the NHPUC and MPUC, which have direct jurisdiction and supervision over Northern; and (2) any potential impacts on the customers of Bay State and Fitchburg, can be addressed in those companies’ next general rate proceedings (Joint Petition at 10). The Companies further contend that to the extent the Department conducts a § 96 review of the proposed stock sale, the Department should approve it because it is consistent with the public interest (Bay State Brief at 15-20; Unitil Brief at 15-22). The Attorney General, on the other hand, argues that the proposed stock sale should be rejected because it is contrary to the public interest, and, in particular, because it will result in an increase to Bay State’s rates (Attorney General Brief at 10-13).

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In considering the Companies’ proposal concerning the proposed sale of Northern’s stock, and the Attorney General’s position, and in light of the standard of review above, the Department’s analysis focuses on the following factors: (1) effect on rates, which includes a summary of cost allocation issues and their impact, if any, on rates; (2) resulting net savings; (3) effect on quality of service; (4) effect on long-term strategies for the provision of reliable and cost-effective energy delivery systems; (5) societal costs and effect on economic development; (6) effect on competition; (7) financial integrity of the post-acquisition entities; and (8) alternatives to the proposed stock sale.31 The Department will evaluate these factors and their impact as a whole in determining whether the proposed sale is consistent with the public interest.

[31]

The Department considers these factors to be relevant here in light of the specifics of the transaction before us in this proceeding. In reviewing other holding company transactions, the Department may apply a different subset of factors.

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B.	Proposed Sale of Northern’s Stock

1.	Effect on Rates

a.	Attorney General

The Attorney General argues that the Department should consider several important aspects about the proposed stock sale, beginning with the fact that Bay State is selling Northern at a loss (Attorney General Brief at 7).32 Further, the Attorney General states that Unitil is going to carve out the local distribution operations in Maine and New Hampshire, leaving behind the existing management team that oversees Northern, and all the back-office services that are currently provided to Northern through NiSource and its affiliates, including Bay State directly (id.). According to the Attorney General, the costs related to these services currently are spread over Bay State’s customer base in Maine, New Hampshire, and Massachusetts, through base rates that are charged to customers for natural gas distribution service (id. at 10). The Attorney General argues that the proposed sale of Northern will reduce the number of customers over which to spread these costs, thereby increasing the costs allocated to Bay State customers (id. at 10-11).

[32]

In her brief, the Attorney General primarily focuses her argument on the effect of the proposed stock sale on Bay State’s ratepayers. The Department, however, does not consider the Attorney General’s silence as assent to the Companies’ positions on other issues.

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The Attorney General states that annually Bay State can expect to incur $5.5 million in these “stranded costs,” which will cause economic harm to Bay State’s customers, now and in the future through an increase in rates (id. at 7-8, 10-11, 13; Tr. at 143-147).33 Further, the Attorney General contends that Bay State customers can expect to see these costs increase over time (Tr. at 147-148).34 The Attorney General, therefore, proposes that these costs be treated as a permanent annual credit to Bay State’s customers, effective upon Bay State’s next distribution rate case (Tr. at 146-147).

The Attorney General argues that these additional costs will immediately affect customers upon the closing of the proposed stock sale (Attorney General Brief at 11). The Attorney General notes that Bay State concedes that the proposed stock sale will affect its earnings and the earnings-sharing mechanism calculations of its performance-based regulation (“PBR”) plan (id.). The Attorney General contends that although these reallocated costs have not been prudently incurred, and they are not used and useful to Bay State customers, Bay State refuses to hold its customers harmless from these costs (id. at 13; Attorney General Reply Brief at 3). The Attorney General also argues that Bay State has not detailed and quantified any economic benefits or net savings to Massachusetts customers as a result of the sale of Northern that may offset the increased costs on Bay State customers, nor does it recommend a procedure to remove these reallocated costs from its PBR calculation (Attorney General Brief at 11).

[33]

This figure represents Bay State’s original cost estimate (Exh. SHB-1, at 10). Bay State subsequently revised the estimate to $5.14 million (Bay State Brief at 17; Exhs. AG 2-39 (Bay State); AG 2-39 (Bay State), Att.; AG 2-40 (Bay State), Att.; Tr. at 120-121, 134).

[34]

The Attorney General calculates the net present value of these costs would be $84.6 million (Attorney General Brief at 13 n.4; Tr. 147-149). In performing this calculation, the Attorney General assumed a nine percent customer discount rate, and a 2.5 percent inflation or growth rate to the $5.5 million annual cost figure (id.).

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Further, the Attorney General submits that Bay State intends to file a rate case in 2009, where it could recapture the losses associated with the reallocation of costs from the sale of Northern, particularly since Bay State has not indicated an intent to forego these costs, or recommended how these costs would be removed from its cost of service determination (id.). The Attorney General argues that until the Companies include an appropriate rate mechanism and provisions to hold customers harmless, the Department must reject the instant proposal (Attorney General Reply Brief at 3-4).35

In addition, the Attorney General contends that under long-standing Department precedent, and, as specifically articulated under the amended § 96, a pivotal factor that the Department must consider in determining whether the proposed stock sale is consistent with the public interest is its effect on rates (Attorney General Brief at 14). The Attorney General argues, therefore, that it would be inconsistent with these considerations, as well as unfair to Bay State’s shareholders and customers, to defer a decision concerning the impact of the transaction on rates until Bay State’s next general rate case (id. at 14-15). Further, the Attorney General submits that the Companies cannot meet their burden of proving that the proposed stock sale likely will have no adverse impact on rates if this issue is deferred for a

[35]

The Attorney General claims that the effects of this type of “reverse” merger are real and significant as demonstrated by the recent sale of New England Gas Company’s Rhode Island assets (Attorney General Reply Brief at 4 n.3). According to the Attorney General, New England Gas Company’s customers in Massachusetts now face proposed increases in distribution rates of 40 to 50 percent (id.).

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future rate proceeding (id.). Moreover, the Attorney General argues that the Department needs to determine in this proceeding the effect of these additional costs so that the Department can assess the relative costs and benefits of the transaction, and provide any needed protections to Bay State’s customers before the proposed transaction is closed (Attorney General Reply Brief at 6).

b.	Bay State

Bay State contends that no rate changes for its ratepayers are suggested as a result of the proposed stock sale (Bay State Brief at 16; Exh. DPU 1-3 (Bay State)). Bay State represents that it operates under a ten-year PBR plan, and any rate impact resulting from the stock transaction or any other variable cost cannot be reflected in Bay State rates without Department approval (Bay State Brief at 16, citing Bay State Gas Company, D.T.E. 05-27 (2005)). Further, Bay State contends that during the course of its PBR plan, such costs are treated and would impact Bay State’s financials like any other variable component of Bay State’s cost of service (id.).

Bay State submits that upon completion of the proposed stock sale, it may retain some of Northern’s liabilities, estimated between one and ten percent of the purchase price (Tr. at 23-25, 118-119). Bay State describes these liabilities as any of potential risks described in the stock purchase agreement that could occur within 18 months of the closing (id. at 118; Exh. AG 2-1 (Bay State), Att. at 9 ). Bay State contends that consideration of this issue is relevant only to the extent that the liabilities will be passed on to Bay State’s ratepayers, and is appropriately reserved to the context of a future rate case (Tr. at 24).

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Bay State submits that approximately 134 of its employees provide shared services to Bay State and Northern, including engineering, logistics, scheduling, rates and regulatory affairs, call center operations, and billing and revenue recovery (Exh. DPU 2-1 (Bay State)). Along with these shared administrative functions, Bay State provides certain field and distribution services to a section of Northern’s service territory (Tr. at 127). In addition, Northern provides certain maintenance services in Bay State’s Lawrence Division (id.).

Bay State indicates that the termination of Northern’s participation in the affiliate services agreements will result in a realignment of these operations, and their associated costs (Bay State Brief at 17). Absent any cost realignment, Bay State estimates that it could incur up to $5.14 million in additional costs that previously had been assigned to Northern under the affiliate services agreements (id.; Exhs. AG 2-39 (Bay State); AG 2-39 (Bay State), Att.; AG 2-40 (Bay State); AG 2-40, Att.; Tr. at 120-121, 134). Bay State represents that these annual costs associated with Northern’s divestiture assume that no post-transaction adjustments to resources and capital are made (Bay State Brief at 17; Exhs. AG 2-39 (Bay State); Tr. at 120-121). Bay State contends that the $5.14 million estimate represents an “absolute upper end” amount, and the company claims that it does not expect that the total annual costs will reach this magnitude (Tr. at 120-121, 134). Moreover, Bay State contends that the maximum amount of $5.14 million represents only one percent of the company’s annual revenues, which it considers to be an “insignificant” cost variance (Exhs. SHB-1, at 10; AG 2-43 (Bay State)).

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Bay State concedes that currently there is no provision in its PBR plan to recover these additional expenses as incremental costs (Tr. at 138). Bay State contends, however, that in the short term, it will work to mitigate the loss of Northern’s shared services and will prudently realign its resources to meet this goal (Bay State Brief at 17; Tr. at 21-22). Further, Bay State submits when Northern terminates its affiliate service agreement with Bay State and enters into an agreement with Unitil, any potential, direct or indirect impacts of the loss of shared services on Bay State rates may be addressed by the Department, either pursuant to the Department’s general supervisory authority over jurisdictional companies or in Bay State’s next general rate proceeding (Bay State Brief at 21).

In response to the Attorney General’s arguments, Bay State contends that the Attorney General’s position ignores the fact that Bay State’s rates will not change, that Bay State will work to mitigate the loss of the shared services arrangement, and that there are benefits that accompany the proposed stock sale that must be considered (Bay State Reply Brief at 4). Further, Bay State argues that the Attorney General’s position is exaggerated and speculative (id.). In this regard, Bay State provides that the first full year of Northern’s non-participation in shared services, for Bay State’s PBR purposes, will be 2009, and that the PBR for that year would be filed in 2010 for rates to be recovered in 2011 (Bay State Reply Brief at 4-5). Thus, Bay State argues that a speculative rate effect that may not be realized for three years is inappropriate for inclusion in the no net harm test when evaluating the proposed Northern stock sale (id. at 4-5).

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c.	Unitil

Unitil represents that there will be no changes to Fitchburg’s rates, or terms or conditions of service as a result of the purchase Northern’s stock from Bay State (Unitil Brief at 15; Exh. DPU 1-3 (Unitil); Tr. at 84). Unitil states that there is no acquisition premium associated with the proposed stock sale (Exhs. AG 2-18 (Unitil); AG 2-19 (Unitil)). In fact, Unitil states that the proposed transaction is expected to result in a “bargain purchase” that will be excluded from rate base, and its amortization will be booked below-the-line for ratemaking purposes (id.).36 As such, Unitil contends that there will be no acquisition premium in Fitchburg’s rates, nor will an acquisition premium be recorded relative to Northern or any other Unitil subsidiary (Tr. at 80-81).

Unitil expects to incur a total of approximately $6.6 million in (1) transaction costs, which Unitil describes as investment banking, advisory and legal fees incurred to achieve the transaction, and (2) transition costs that it will pay to NiSource under a transition services agreement (“TSA”) for services to be provided by NiSource to Unitil following completion of the stock sale (Exhs. AG 2-13 (Unitil); Exh. 2-13 (Unitil), Att. at 12; AG 2-21 (Unitil); AG 2-22 (Unitil); Tr. at 58, 105-106 ). Unitil states that the TSA contemplates that NiSource and its affiliates will continue to provide services to Unitil, Northern, and Granite for an initial term of 120 days following the closing of the stock sale with provisions for extensions if needed (Exh. AG 2-13 (Unitil)). Unitil expects to complete the bulk of the functional transitions in the first 120 days following the closing, with only a few functions requiring transition services beyond that point (id.).

[36]	Unitil describes the premium as a “negative acquisition premium” because of the discount purchase (Tr. at 81).

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Unitil also expects to incur approximately $3.2 million in integration costs related to future capital expenditures to provide services to Northern that currently are provided by NiSource or its affiliates (Exh. AG 2-13 (Unitil), Att. at 40; Tr. at 90-91). Unitil explains that it will not acquire the management team or back-office services currently provided to Northern by NiSource, and it will replace those operations with its own capital and investments such as customer-service systems and metering systems (Tr. at 90-91). Unitil submits that these investments, designed to serve its customers, are appropriately recovered in rates from its New Hampshire and Maine customers (id. at 91).

Unitil agrees not to seek recovery of the transaction, transition, and integration costs associated with the proposed stock sale from Fitchburg customers (Exhs. AG 2-13 (Unitil), Att. at 12; AG 2-21 (Unitil); AG 2-22 (Unitil); AG 2-25 (Unitil); AG 2-26 (Unitil)).37 As such, Unitil states that these costs will not be recorded on the Fitchburg’s books, and Fitchburg will not propose any accounting treatment to the Department regarding these costs (Exhs. AG 2-25 (Unitil); AG 2-26 (Unitil)).38

[37]	Unitil states that there is a potential that Fitchburg may share in the cost of any future system upgrades that provide direct benefits to Fitchburg’s customers (Tr. at 91-92).

[38]	Unitil also claims that the Attorney General’s claim of customer harm is overstated because it fails to recognize the potential benefits to customers of Fitchburg (Unitil Brief at 23).

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d.	Analysis and Findings

The Department may find that the proposed stock sale is consistent with the public interest if, upon a consideration of its significant aspects viewed as a whole, the public interest is at least as well served by approval of the proposal as by its denial. D.P.U. 850, at 5-8. Thus, the Companies need not demonstrate that rates will decrease as a result of the proposed stock sale. Boston Edison Mergeco at 13.

We note at the outset that neither Bay State nor Unitil, on behalf of Fitchburg, proposes any rate changes as a result of the proposed Northern stock sale (Exhs. DPU 1-3 (Bay State); DPU 1-3 (Unitil)). See G.L. c. 164, § 96 (Department shall consider, inter alia, proposed rate changes, if any). Further, Bay State is subject to a ten-year PBR plan and its rates cannot change without Department approval. Bay State Gas Company, D.T.E. 05-27, at 359-408 (2005). The PBR plan is designed in such a way that changes in Bay State’s costs during the term of the PBR, such as increased administrative overhead resulting from the sale of an affiliate, do not directly affect Bay State’s rates.39 Further, given that the maximum amount of annual costs attributable to the loss of shared services is only one percent of the company’s annual revenues (Exh. AG 2-43 (Bay State)), the Department concludes that Bay State should be capable of absorbing this cost without it affecting its overall revenue requirement during the term of its PBR plan. Moreover, following the expiration of the PBR plan, any adjustments to Bay State’s rates will be subject to regulatory scrutiny. At that time, the Department may

[39]	We note the exception of what has been identified as exogenous costs. D.T.E. 05-27, at 395-396.

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investigate a requested rate increase and determine whether there are any potential cost impacts associated with the instant proposed transaction and, if so, the appropriate ratemaking treatment to be accorded to such costs.

The Department has examined the Attorney General’s position and her claims regarding the immediate and future impact of the proposed stock sale. Exhibit AG 2-39 (Bay State) represents a “worst-case” scenario that assumes Bay State will never mitigate the loss of Northern’s contribution towards administrative overhead (Tr. at 126, 133-134). Some of these associated expenses, such as meter repair services performed for Northern by Bay State, would no longer be incurred with the sale of Northern (Exh. AG 2-39 (Bay State), Att. at 3; Tr. at 130). Other shared functions would require a detailed analysis of post-divestiture conditions to assess the overall effect of the sale of Northern. For example, an identified need to increase staffing at Bay State’s customer call center for the purpose of meeting Bay State’s own customer needs may outweigh the loss of Northern’s contribution towards call center expenses. For these reasons, the Department finds that the effort to quantify the cost effects of Northern’s sale on Bay State’s operations at the time of the transaction is premature.40

The Department also has considered the Attorney General’s proposed permanent credit to Bay State customers. The Attorney General’s proposal to institute a permanent credit to Bay State’s customers for the sale of Northern relies on the assumption that the loss of Northern’s

[40]

The record also suggests that any cost impact that Bay State might experience as a result of Northern’s sale may be mitigated at least partially during the transition period with the three million dollar payment from Unitil to NiSource for use of centralized services (Tr. at 122-123).

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contribution towards Bay State’s administrative overhead would be permanent and that the underlying costs would increase at a constant rate each year into perpetuity (Tr. at 146-147). The Department finds that this type of calculation relies on such a degree of speculation that the resulting credit would lack any reliable foundation. Moreover, even if some type of credit were found to be warranted, such a credit would be unnecessary at this time because Bay State’s distribution rates are not presently affected by the sale of Northern.

However, we recognize the Attorney General’s concern regarding the potential economic harm to Bay State’s customers associated with the termination of Northern’s participation in the affiliate services agreements involving Bay State. As Bay State has acknowledged, as a result of the sale of its ownership interest in Northern, Bay State will experience an increase of its allocated share of overhead expenses absent a realignment of operations or the implementation of other mitigation measures (Exhs. AG 2-39 (Bay State); AG 2-39 (Bay State), Att.; AG 2-40 (Bay State); AG 2-40 (Bay State), Att.; Tr. 120-121, 134). Therefore, the Department expects Bay State to address any measures to mitigate the potential increase in its overhead expenses in its next base rate proceeding.

Finally, we address the potential rate impact to Unitil’s subsidiaries, including Fitchburg. Throughout this proceeding, Unitil has represented repeatedly that Fitchburg’s customers will not bear any costs related to the acquisition of Northern (Exhs. AG 2-13 (Unitil), Att. at 12; AG 2-18 (Unitil); AG 2-19 (Unitil); AG 2-21 (Unitil); AG 2-22 (Unitil); AG 2-25 (Unitil); AG 2-26 (Unitil)). We will hold Unitil to this representation at the time of Fitchburg’s next base rate case.

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2.	Synergistic Savings

a.	Companies

Bay State provides that because Northern currently is treated as a separate subsidiary of NiSource, there is not expected to be any incremental savings for Bay State’s customers (Exh. DPU 1-9 (Bay State)). In contrast, Unitil submits that the proposed stock sale will result in concrete positive benefits for Fitchburg by providing an opportunity to achieve synergies, or cost savings (Unitil Brief at 15).

Specifically, Unitil expects system-wide synergies of approximately $5.6 million per year as a result of the proposed stock sale (id. at 15, 20; Exhs. DPU 1-7 (Unitil); DPU 1-9 (Unitil); DPU 1-9 (Unitil), Att.; DPU 3-1; DPU 3-1, Att. (a); DPU 4-1; Tr. at 95). According to Unitil, most of these savings (approximately $5.1 million) are related to the achievement of economies of scale and efficiencies associated with the shared centralized management and administrative services provided to Unitil’s distribution subsidiaries by its centralized service company, USC (Exh. DPU 3-1). Unitil states that the remaining $500,000 in savings is related to the cost-effective purchasing of insurance coverage and employee and retiree benefit plan administration services after the proposed stock sale is complete (id.).

Unitil projects that Fitchburg’s share of these annual synergy savings will be approximately $1.7 million (Unitil Brief at 15, 20; Exhs. MHC-1, at 14; DPU 1-7 (Unitil); DPU 1-9 (Unitil); DPU 1-9 (Unitil), Att.; DPU 3-1; DPU 3-1, Att. (a); DPU 4-1; Tr. at 95).41

[41]	Unitil estimates that Northern will receive indirect synergy savings in the amount of $1.7 million as well (Exhs. DPU 1-9 (Unitil), Att.; DPU 3-1, Att. (a)).

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According to Unitil, these indirect savings are the result of the addition of new service company revenues from Northern and Granite and the resulting efficiencies gained by sharing the centralized services infrastructure of USC (Exhs. DPU 1-9 (Unitil); DPU 3-1; DPU 4-1).

Unitil contends that there are other areas where synergies may occur but cannot be quantified at this time (Unitil Brief at 20; Tr. at 95-96). According to Unitil, these include insurance costs, by spreading these costs over a wider base, and certain employee training programs which may be conducted simultaneously and, therefore, cost effectively, for the employees of all of Unitil’s affiliates (Unitil Brief at 20; Tr. at 96). Unitil also provides that it will have a larger financial footprint after the purchase of Northern, which will afford it greater access to the capital markets and opportunities for future Fitchburg financings at lower costs than currently available (Unitil Brief at 20; Tr. at 97). Finally, Unitil expects that additional opportunities to achieve synergies may be realized as a result of choosing “best practices” for the operation of Unitil’s gas distribution companies (Exh. DPU 1-2 (Unitil)).

Unitil contends that these expected synergy savings will allow Fitchburg to stabilize rates and potentially defer the need to increase delivery rates (Unitil Brief at 20; Exh. DPU 1-7 (Unitil)). Unitil states that at the time of Fitchburg’s next base rate case, or at the time Fitchburg files its various flow-through rate adjustments, the synergy savings will be fully reflected in Fitchburg’s rates, thereby benefitting customers (id.). Unitil argues that these benefits are vital for Fitchburg, which has a service territory with the lowest median per capita income in the Commonwealth, thus making energy costs in this region of heightened concern (Tr. at 45).

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b.	Attorney General

The Attorney General argues that Bay State does not provide for any tangible, quantifiable economic benefits to customers as a result of the proposed stock sale (Attorney General Brief at 12). According to the Attorney General, Bay State must establish that there are quantifiable benefits that accrue to its ratepayers to offset the increased costs due to the loss of shared services with Northern (id.). In particular, the Attorney General argues that Bay State has not put forth any plan concerning the status of “stranded” management and back-office employees left behind when they are carved out of Northern, nor can the value of these employees to Bay State customers be quantified (id. at 12-13).

With respect to Unitil, the Attorney General argues that the company will not flow the $1.7 million in expected synergy savings to Fitchburg customers until its next general rate case, a rate treatment that for Fitchburg customers appears to be something less than what was agreed to for Unitil’s New Hampshire customers (Attorney General Reply Brief at 4). The Attorney General notes that before the NHPUC, Unitil agreed that any and all cost savings will be flowed through to ratepayers of Northern and UES at the time of any change to their rate components (id. at 4-5, citing Unitil Corporation/Northern Utilities, Inc., DG 08-048, Order No. 24,906, at 35 (October 10, 2008)). In this docket, however, the Attorney General states that Unitil fails to indicate when Fitchburg’s next general rate case will be or when it will change its rate components (id. at 5). The Attorney General argues that given a $1.7 million reduction in expenses for Fitchburg, a small utility, it is likely to be some time before any of these synergy benefits actually appear in Fitchburg’s rates (id.).

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Finally, the Attorney General argues that even if Unitil were to immediately flow the synergy benefits to Fitchburg’s customers, this benefit to Fitchburg does not offset $5.5 million in annual costs that will be incurred by Bay State’s customers (Attorney General Reply Brief at 5). Thus, according to the Attorney General, even if the proposed sale of Northern’s stock to Unitil may eventually benefit Fitchburg’s customers, there is net harm to Bay State customers that justifies a rejection of the proposed stock sale (id.).

c.	Analysis and Findings

The Department has noted its interest in issues of cost savings by utility companies, and fully expects Bay State and Unitil to explore any and all measures that provide the opportunity for these savings. Mergers and Acquisitions at 18, citing Cambridge Electric Light Company, D.P.U. 92-250, at 6-7 (1993). Bay State concedes that there are no expected synergistic savings that will flow to its customers as a result of the proposed stock sale (Exh. DPU 1-9 (Bay State)).

With respect to Unitil, the record establishes that there is no acquisition premium or transaction, transition or integration costs associated with the proposed Northern stock sale that Unitil will seek to recover from Fitchburg ratepayers (Exhs. AG 2-13 (Unitil), Att. at 12; AG 2-18 (Unitil); AG 2-19 (Unitil); AG 2-21 (Unitil); AG 2-22 (Unitil); AG 2-25 (Unitil); AG 2-26 (Unitil)). Further, Unitil has demonstrated quantifiable benefits in the form of synergy savings that will flow to the company and its subsidiaries (Exhs. DPU 1-7 (Unitil); DPU 1-9 (Unitil); DPU 1-9 (Unitil), Att.; DPU 3-1; DPU 3-1, Att. (a); DPU 4-1; Tr. at 95). Specifically, the record reflects that Fitchburg is expected to receive $1.7 million in savings as

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a result of lower administrative overheads arising from the acquisition of Northern and Granite, and the resulting efficiencies gained by sharing the centralized service infrastructure of USC (Exhs. MHC-1, at 14; DPU 1-7 (Unitil); DPU 1-9 (Unitil); DPU 1-9 (Unitil), Att.; DPU 3-1; DPU 3-1, Att. (a); DPU 4-1; Tr. at 95). The Department finds that these savings are not inconsequential for Fitchburg or its customers, especially in light of the economic challenges facing ratepayers in this company’s service area. Thus, the Department expects that Unitil will include those customer savings in Fitchburg’s next base rate case.

Based on the above, the Department finds that there are benefits in the form of potential savings to Fitchburg customers accompanying the proposed Northern stock sale. These benefits may be evaluated in conjunction with the potential costs of the proposed transaction.

3.	Effect on Quality of Service

a.	Companies

Bay State contends that while the proposed stock sale will require the transition of certain services to Unitil, no service interruptions to customers are anticipated in Massachusetts (Bay State Brief at 20). Bay State also contends that the stock transaction will not adversely affect overall customer service in Massachusetts (id.). Bay State explains that currently its employees who provide shared services with Northern are required to manage the requirements of three state jurisdictions, which adds considerable complexity to the implementation of these services (Exh. DPU 2-1 (Bay State)). Bay State contends that with the divestiture of Northern, the opportunity exists for the company’s management and employees to focus exclusively on Massachusetts operations and service quality, which will provide a significant benefit to its customers (id.; Bay State Brief at 20; Exhs. DPU 1-5 (Bay State); DPU 1-11 (Bay State)).

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Unitil contends that the stock transaction will not result in the interruption of service for customers in Massachusetts, New Hampshire or Maine (Unitil Brief at 17-18). Unitil states the transaction will result in an increase in its customer base of approximately 45 percent (Exh. DPU 1-2 (Unitil)).42 Unitil provides, however, that the parties involved in the proposed stock sale have taken steps, implemented plans and made commitments to ensure a smooth transition of ownership to Unitil and to ensure that there will be no negative effect on customers in Massachusetts (Unitil Brief at 18).

In this regard, as part of the transition of Northern from Bay State to Unitil, Unitil states that it will absorb all of Northern’s current personnel, and add an estimated 59 new employees in order to fulfill the incremental central services and operations requirements (id.; Exhs. DPU 1-11 (Unitil); DPU 3-2). This includes 14 incremental personnel in Unitil’s call center to meet increased call volumes and to fulfill billing, credit and collections, and external supplier functions (Unitil Brief at 18; Exh. DPU 1-11 (Unitil)). Unitil submits that the larger staff size will provide economies of scale and increase the company’s overall capabilities in dealing with emergencies and outages in all segments of its system, including Fitchburg’s service area (id.). Further, Unitil states that its personnel and procedures for responding to

[42]

Unitil states that its gas operations will increase from 15,000 customers to more than 65,000 customers as a result of the proposed acquisition of Northern and Granite (Exh. DPU 1-11 (Unitil)). Unitil submits that it will add 21 additional towns served in New Hampshire and 23 additional towns served in Maine, as well as 900 additional miles of mains to its distribution system (Tr. at 66-67).

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odor calls for Fitchburg will not change, though the company intends to adopt best practices from Fitchburg or Northern and will deploy those improved systems and practices system-wide (id.).

b.	Attorney General

The Attorney General argues that the only benefit of any kind that Bay State cites is the notion that its management would be able to concentrate its efforts more on Massachusetts operations, since it would not have Northern assets to oversee (Attorney General Brief at 12). The Attorney General states, however, that if there currently is nothing deficient in Bay State’s management concentration in Massachusetts (as Bay State represents), then there actually is no benefit resulting from the Northern divestiture (id.).

c.	Analysis and Findings

The Department recognizes the importance of maintaining service quality, particularly when acquisitions of companies, and the resultant efforts to achieve cost savings, can potentially lead to service quality degradation. This recognition led the Department to direct all companies that file for approval of mergers or acquisitions to include a service quality plan as an essential part of the filing. Eastern-Essex Acquisition at 33 n.27. In the context of this proceeding, the Companies offer reasonable explanations why their service quality will not degrade if the proposed Northern stock sale is allowed. By eliminating Maine and New Hampshire from its customer service obligations, Bay State claims it will be able to focus operations on Massachusetts concerns (Exhs. DPU 1-5 (Bay State); DPU 1-11 (Bay State); DPU 2-1 (Bay State). This refocus of operations should have a positive effect on service

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quality, and at the very least, we do not expect an adverse effect on the quality of service to Bay State’s ratepayers. Similarly, we find that Unitil has an opportunity to improve service quality, or at least not experience a degradation of service quality, through the retention of Northern’s personnel and the hiring of 59 new employees to accommodate the transition of Northern and Granite into the Unitil structure (DPU 1-2 (Unitil); DPU 1-11 (Unitil); DPU 3-2).

Further, Bay State and Fitchburg currently are subject to service quality standards that provide ratepayers with a level of protection against a decline in service quality by ensuring historic levels of reliability and customer service. See Service Quality Standards for Electric Distribution Companies and Local Gas Distribution Companies, D.T.E. 04-116-C (2007); Service Quality Standards for Electric Distribution Companies and Local Gas Distribution Companies, D.T.E. 04-116-B (2006). The Department retains oversight of the Companies’ service quality pursuant to G.L. c. 164, § 1E, and reviews each company’s annual service quality performance. See, e.g., Bay State Gas Company, D.T.E./D.P.U. 07-12 (2007); Fitchburg Gas and Electric Light Company, D.T.E./D.P.U. 07-21 (2007). As such, the Department will not require the Companies to submit an additional service quality plan in support of their joint petition. The performance benchmarks included in Bay State and Fitchburg’s service quality plans provide strong incentives for these companies to ensure that their ratepayers will be protected from service degradation following the proposed Northern stock sale. Accordingly, the Department concludes that the proposed stock sale will not have an adverse effect on the quality of service that Bay State and Fitchburg each provides to its customers.

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4.	Effect on Long-Term Strategies

a.	Companies

Bay State contends that the proposed transfer of Northern's stock to Unitil will not affect Bay State’s long-term strategies for the provision of reliable and cost-effective energy delivery service in Massachusetts (Bay State Brief at 19). Bay State represents that its natural gas distribution system is physically independent of Northern's distribution system and will not be adversely affected by the stock transaction (id.). Further, Bay State submits that its supply portfolio and planning process are also independent from Northern’s and are not affected by the stock transaction (id. at 19-20; Exh. DPU 1-4 (Bay State)).

As stated earlier, Bay State currently maintains agreements with Northern and Granite to effectuate the exchange of gas that Bay State flows on the Portland Natural Gas Transmission System (“PNGTS”) to Northern, in return for gas that Northern flows on Tennessee Gas Pipeline and Algonquin Gas Transmission lines to Bay State (Exhs. AG 1-1; AG 1-4, Att. (a)). Northern will undertake a post-acquisition study to determine the reasonableness, appropriateness and feasibility of melding Granite into Northern’s distribution system (Exh. AG 1-1). According to Bay State, there has not been any determination that Granite will continue as a federally regulated interstate pipeline, or will be dissolved (id.). Further, Bay State maintains that even if Granite were to be folded into Northern, Bay State still would have the ability to enter into separate gas exchange agreements with Northern, and,

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in this regard, Bay State intends to continue receiving its PNGTS volumes through a negotiated exchange agreement with Northern (id.; Exh. AG 1-2). Finally, Bay State represents that it will continue to explore all best-cost supply and capacity alternatives in developing its portfolio (Exh. AG 1-2).

Unitil states that Fitchburg’s energy delivery system is not contiguous to Northern’s, and, therefore, the proposed stock sale is not expected to affect the reliability and cost effectiveness of its delivery system, except in a positive manner resulting from any potential synergies (Unitil Brief at 17). Unitil submits that over time, the proposed stock sale is expected to have a positive effect on Fitchburg’s maintenance activities as Unitil intends to standardize maintenance practices across its operating locations, using the “best practices” of both companies (id.).

Unitil further contends that the proposed sale of Northern’s stock is not expected to have any immediate or direct effect on the supply portfolio planning of Fitchburg (Exh. DPU 1-4 (Unitil)). Unitil states that Fitchburg will maintain a portfolio of natural gas supply, storage, and transportation contracts separately from Northern (id.). Finally, Unitil provides that USC will continue to provide gas supply management services to Fitchburg (id.).

b.	Analysis and Findings

The record evidence reveals that the distribution systems of Bay State and Northern are independent, as are the companies’ gas supply portfolios and planning processes (Exh. DPU 1-4 (Bay State)). Further, although Bay State relies on Northern for some of its gas supply, there is no evidence to dispute Bay State’s contention that it will be able to continue to enter into contracts with Northern, even if Granite no longer operates as a separate interstate pipeline and, instead, is folded into Northern (Exhs. AG 1-1; AG 1-2).

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Moreover, Unitil has demonstrated that its acquisition of Northern and the adoption of best practices could potentially improve Fitchburg’s ability to serve its customers, even while Fitchburg maintains its own portfolio of gas supply, storage, and transportation contracts separately from Northern (Exh. DPU 1-4 (Unitil)). Accordingly, the Department concludes that the sale of Northern’s stock to Unitil should not have any adverse effect on Bay State’s and Fitchburg’s ability plan for and provide reliable and cost-effective gas delivery service to their respective customers. The Department, however, will review any effects of this transaction in Bay State’s and Fitchburg’s next long-range forecast and supply plan proceedings, and in any other related matters that come before the Department.

5.	Societal Costs and Effect on Economic Development

a.	Companies

Bay State perceives no societal costs or effects on economic development in Massachusetts as a result of the proposed transaction (Exhs. DPU 1-14 (Bay State); DPU 1-15 (Bay State); Tr. at 20). Bay State concedes that it is possible that some positions at NiSource’s affiliates in Massachusetts could be eliminated or redirected to other activities in support of Bay State (Tr. at 20-21). Bay State maintains, however, that such determinations have not yet been made (id. at 21).

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Unitil states that no job losses are anticipated in Massachusetts and local property taxes and state tax revenues will remain unchanged (Unitil Brief at 22; Exh. DPU 1-14 (Unitil)). As stated above in Section VI.B.3, Unitil plans to absorb all of Northern’s current employees and add an estimated 59 others (Unitil Brief at 22; Exhs. DPU 1-11 (Unitil); DPU 3-2). Unitil also submits that the proposed stock sale is not expected to negatively impact economic development in Massachusetts because the operations of Northern are located outside of the Commonwealth (Unitil Brief at 22; Exh. DPU 1-15 (Unitil)). Unitil submits that the potential reduction, moderation or stabilization of Fitchburg’s rates resulting from the expected synergies allocated to Fitchburg will have a positive effect on economic development in Unitil’s Massachusetts service areas (Exh. DPU 1-15 (Unitil)).

b.	Attorney General

The Attorney General argues that the Companies fail to address the loss of jobs and the negative economic impacts that the proposed stock sale will have on the Massachusetts economy (Attorney General Reply Brief at 5 n.5). The Attorney General, however, offers no specific argument on these issues.

c.	Analysis and Findings

The Department’s analysis of the societal costs and economic development resulting from approval of the proposed stock sale focuses on the public benefits and costs, and specifically looks at the impact on employment. The Department has held that proponents of mergers and acquisitions must demonstrate that they have a plan for minimizing the effect of job displacement on employees. Eastern-Essex Acquisition at 44.

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The record demonstrates that approval of the proposed Northern stock sale may result in job loss for some of employees of NiSource affiliates, including, presumably, Bay State (Tr. at 20-21). However, other employees may be reassigned to other positions with NiSource affiliates (id.). Unitil intends to hire all of Northern’s personnel and add additional employees to accommodate the transition and integration of Northern into Unitil’s corporate structure (Exhs. DPU 1-11 (Unitil); DPU 3-2). In light of the above, as well as the other factors being considered in this proceeding, the Department finds that the potential impact on employment does not justify a rejection of the proposed Northern stock sale.

6.	Effect on Competition

a.	Companies

Bay State does not anticipate that the proposed stock sale will have any effect on retail or wholesale competition in Massachusetts (Exh. DPU 1-10 (Bay State)). Unitil agrees and adds that it has an aggressive plan to increase the penetration of natural gas in New Hampshire and Maine following the acquisition of Northern, which will have a positive impact on competition in these states and in the larger, regional market, including Bay State’s service area (Unitil Brief at 21; Exh. DPU 1-10 (Unitil); Tr. at 98-99). Unitil submits that although the impact of the increased competition in those states may not impact Massachusetts or Fitchburg’s customers directly, to the extent the Unitil system of companies becomes more competitive, Fitchburg will be more competitive against alternate fuels in the Fitchburg area, such as propane and oil (Unitil Brief at 21; Tr. at 98-99).

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b.	Analysis and Findings

The Department finds that the elimination of Northern from the affiliate services agreement does not implicate competitive considerations for Bay State, as the company will continue its normal operations and maintain its gas exchange contracts with Northern (Exhs. AG 1-1; AG 1-2). Moreover, there is a potential for Fitchburg to become more competitive in its service area to the extent that Unitil is successful in penetrating the natural gas market through its acquisition of Northern and Granite (Tr. at 98-99). Thus, the Department finds that the proposed stock sale is not likely to have an adverse effect on competition in the Massachusetts gas industry.

7.	Financial Integrity of the Post-Acquisition Entities

a.	Companies

Bay State contends that the financial integrity of it and NiSource are unaffected by the proposed stock sale (Exh. DPU 1-13 (Bay State)). Further, Bay State submits that there are no negative tax consequences to the company or NiSource as a result of the transaction (id.).

Unitil submits that its financial integrity as a whole will be enhanced and will be based upon a stronger foundation (Unitil Brief at 21). Unitil explains that the proposed stock sale has afforded it a unique opportunity to go to the equity markets to raise a significant amount of equity capital, not only to finance the acquisition of Northern, but to provide additional funds for investing in Unitil’s other operating subsidiaries, including Fitchburg (id.; Tr. at 100).

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b.	Attorney General

The Attorney General argues that Bay State provides no evidence concerning the impact of the transaction on its financial integrity if the Department denies recovery of the $5.5 million in annual reallocated costs that otherwise would be the responsibility of Northern (Attorney General Reply Brief at 6 n.6). According to the Attorney General, the disallowance of these costs, coupled with the negative acquisition premium adjustments that will be recorded, may affect the financial integrity of Bay State and its ability to provide service (id.).

c.	Analysis and Findings

The financial integrity of a company may be one of the factors considered in evaluating a holding company acquisition. Mergers and Acquisitions at 8-9. A review of Bay State’s and Fitchburg’s financial and operating data, as represented by their annual returns to the Department, indicates that they are viable companies.43 Based on our findings with respect to the foregoing factors, Bay State’s financial integrity is unlikely to be adversely affected by approval of the proposed stock sale. Moreover, we find that the so-called negative acquisition premium accompanying the proposed Northern stock sale will not adversely affect Bay State’s financial integrity. See Millbury Water Company, D.P.U. 4932 (1935).

The Department also finds that Fitchburg’s post-acquisition financial position could be enhanced by Unitil’s ability to raise equity and invest in its subsidiaries, including Fitchburg (Tr. at 100). Further, we conclude that the expected synergy savings and opportunity for

[43]	Pursuant to 220 C.M.R. § 1.10(3), the Department incorporates by reference the 2007 annual returns filed by Bay State, Fitchburg, and Unitil.

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Fitchburg to reduce costs by sharing centralized services with Northern and Granite may enhance Fitchburg’s financial position. Accordingly, we conclude that neither Unitil’s nor Fitchburg’s financial integrity is likely to be adversely affected by approval of the proposed stock sale.

8.	Alternatives to the Proposed Stock Sale

a.	Companies

The Companies state that the proposed transaction was always structured as a stock sale and, therefore, no alternatives to the proposal were considered (Unitil Brief at 22; Exhs. DPU 1-16 (Bay State); DPU 1-16 (Unitil); Tr. at 102-103). Unitil submits that although there was a suggestion early in the bidding process for a Northern-only purchase, it was clear to Unitil that because Granite forms the backbone of the Northern system through most of Maine and all of New Hampshire, it was essential to keep the Northern and Granite assets together (Unitil Brief at 22).

b.	Analysis and Findings

When a utility requests approval for a traditional merger or acquisition, the Department may review many alternatives, including other acquisition or merger partners, creation of affiliates, and reorganization of existing assets. Boston Edison Mergeco at 21. This examination, however, is not intended to substitute the Department’s judgment for that of the petitioners, nor is it intended that the petitioning companies fully consider every possible option regardless of its feasibility.

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The Companies did not consider any alternatives to the proposed stock sale (Exhs. DPU 1-16 (Bay State); DPU 1-16 (Unitil); Tr. at 102-103). The Companies’ decision to structure the proposed transaction as a stock sale to Unitil is a managerial decision that is not challenged by the evidence. Specifically, the Attorney General has not suggested any practical alternative to the proposed stock sale, other than a denial of the Companies’ joint petition. Given Unitil’s status as a holding company, the Department finds that the only practical alternative to the proposed stock sale is the status quo.

C.	Conclusion

Based on our evaluation of the proposed Northern stock sale in light of all the aforementioned factors, the Department finds that the public interest would be at least as well served by approval of the proposed stock sale as by its denial, i.e., there is no net harm to the interests of Massachusetts ratepayers. Therefore, the proposed stock sale is consistent with the public interest. Accordingly, the Department hereby approves the proposed stock sale.

VII.	ORDER

Accordingly, after due notice, hearing and consideration, it is

ORDERED: That, pursuant to G.L. c. 164, § 96, the Department approves and authorizes the sale of all of the common stock of Northern Utilities, Inc. by Bay State Gas Company to Unitil Corporation; and it is

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FURTHER ORDERED: That Bay State Gas Company and Unitil Corporation shall comply with all directives contained in this Order.

By Order of the Department,

/s/
Paul J. Hibbard, Chairman

/s/
W. Robert Keating, Commissioner

/s/
Tim Woolf, Commissioner

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An appeal as to matters of law from any final decision, order or ruling of the Department may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Department be modified or set aside in whole or in part. Such petition for appeal shall be filed with the Secretary of the Department within twenty days after the date of service of the decision, order or ruling of the Department, or within such further time as the Department may allow upon request filed prior to the expiration of the twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. G.L. c. 25, § 5.